Exhibit 99.1

CARNIVAL CORPORATION & PLC
PROVIDES SECOND QUARTER 2021 BUSINESS UPDATE

MIAMI (June 24, 2021) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides second quarter 2021 business update.

•U.S. GAAP net loss of $(2.1) billion and adjusted net loss of $(2.0) billion for the second quarter of 2021.
•Second quarter 2021 ended with $9.3 billion of cash and short-term investments, which the company believes is sufficient liquidity to return to full cruise operations.
•Customer deposits increased in the second quarter of 2021 compared to the previous quarter.
•Cash burn rate in the first half of 2021 was better than forecasted primarily due to the timing of proceeds from ship sales and working capital changes.
•42 ships from eight of the company's nine brands either have resumed or are announced to resume guest cruise operations by November 30, 2021, which is over 50% of the company's capacity, with more announcements expected in the coming weeks.
•Booking volumes for all future cruises during the second quarter of 2021 were 45% higher than booking volumes during the first quarter of 2021.
•Cumulative advanced bookings for full year 2022 are ahead of a very strong 2019, despite minimal advertising or marketing.
•Building on a legacy of ESG performance, the company announced its 2030 sustainability goals and 2050 sustainability aspirations, focusing strategically and holistically on enhancing its sustainable business model while reinforcing its commitment to and investment in sustainability solutions.
•The company repriced its first-priority senior secured term loan facility, reducing its future annual interest expense by over $120 million per year and has approval in principle from the relevant export credit agencies to defer approximately $1.0 billion of principal payments, increasing its near term liquidity. The company expects these transactions to close during the third quarter of 2021 and continues to focus on pursuing additional refinancing opportunities to reduce interest rates and extend maturities.

Resumption of Guest Operations

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We are working aggressively on our path to return our full fleet to operations by next spring. So far, we have announced that 42 ships, representing over half of our capacity, have been scheduled to return to serving guests by this fiscal year end. We are currently evaluating various deployment options with a focus on maximizing cash flow, while delivering a great guest experience and serving the best interests of public health.” More return to service announcements will be coming in the weeks ahead. Donald added. “We can’t wait to welcome all our valued guests and crew members back on board!”

The company is uniquely positioned for its phased resumption in cruise travel given its multiple brands which are being restarted independently and tailored to the environment of their respective source market. Eight of the company’s nine brands either have resumed or have announced they plan to resume guest cruise operations by the company's fiscal year end, November 30, 2021. 27 ships, or approximately 35% of capacity, have resumed or are announced to resume by the end of the third quarter of 2021 and an additional 15 ships, or nearly 20% of capacity, are announced to resume by the end of the fourth quarter of 2021. Together these 42 ships represent over 50% of capacity. More announcements are expected in the coming weeks which will include additional ship restarts for fiscal year 2021. Consistent with the company's planned phased resumption of guest cruise operations, it expects to have its full fleet back in operation in the spring of 2022. For more detailed information on the resumption of guest cruise operations by brand as well as the specific ships and timing of their restart, see the company press release issued yesterday, June 23, 2021.

The company has been working with a number of world-leading public health, epidemiological and policy experts to support its ongoing efforts to implement enhanced health and safety protocols to help protect against and mitigate the impact of COVID-19 during cruise vacations. Initial cruises are taking place with guidance from the company's roster of medical and scientific experts and enhanced health protocols developed in conjunction with government and health authorities. Consequently, the company's brands have a comprehensive set of health and hygiene protocols that facilitate a safe and healthy return to cruise vacations. These enhanced protocols are modeled after shoreside health and mitigation guidelines as provided by each brand's respective country, and approved by all relevant regulatory authorities. Protocols will be updated based on evolving scientific and medical knowledge related to mitigation strategies.

Update on Bookings

Donald added, “Despite our minimal advertising spend, we continue to experience an acceleration in booking trends globally, including capturing significant latent demand for our new sailings this summer. This strong demand affirms confidence in our future. In addition, customer deposits grew this past quarter, a significant milestone on our path to resumption."

Donald continued, "With the aggressive actions we have already taken to optimize our portfolio and reduce capacity, we believe we are well positioned to capitalize on pent up demand and to emerge a leaner more efficient company, reinforcing our global industry leading position.”

Booking volumes for all future cruises during the second quarter of 2021 were 45% higher than booking volumes during the first quarter of 2021. Cumulative advanced bookings for full year 2022 are ahead of a very strong 2019 as of May 31, 2021. The company highlights that this level of bookings was achieved with minimal advertising and marketing. (Due to the pause in guest cruise operations, the company's current booking trends will be compared to booking trends for 2019 sailings.)

Total customer deposits as of May 31, 2021 and February 28, 2021 were $2.5 billion and $2.2 billion, respectively. During the quarter, customer deposits on new bookings exceeded the impact of refunds provided.

Liquidity and Refinancing

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We ended the second quarter with $9.3 billion of cash and short-term investments. We believe we have sufficient liquidity to get us back to full operations and continue to be focused on pursuing refinancing opportunities to reduce interest rates and extend maturities. To date, through our refinancing efforts, we have reduced our future annual interest expense by over $120 million per year and expect to increase our near-term liquidity by $1.0 billion.”

Donald added, "Once we return to full operations, our cash flow will be the primary driver of the company's return to investment grade credit over time, creating greater shareholder value."

In pursuit of the company's refinancing efforts, during the second quarter of 2021:

•The company entered into an agreement to reprice its first-priority senior secured term loan facility, reducing the overall interest rate and future annual interest expense by over $120 million per year.
•The relevant export credit agencies have provided approval in principle to defer approximately $1.0 billion of principal payments that would otherwise have been due over a one year period with repayments to be made over the following five years.

The company expects these transactions to close during the third quarter of 2021.

As of May 31, 2021, the company's outstanding debt maturities are as follows:

(in billions)	3Q 2021	4Q 2021	1Q 2022	2Q 2022
Principal payments on outstanding debt (a)	$0.3	$0.3	$0.6	$0.6

(a)Excluding the revolving facility. As of May 31, 2021, borrowings under the revolving facility were $3.1 billion. The maturities for these borrowings are currently extended through September 2021. The company may re-borrow such amounts subject to satisfaction of the conditions in the revolving facility agreement.

The company's monthly average cash burn rate for the first half of 2021 was $500 million, which was better than forecasted primarily due to the timing of proceeds from ship sales and working capital changes. This monthly average cash burn rate includes revenues earned on voyages, ongoing ship operating and administrative expenses, restart spend, working capital changes (excluding changes in customer deposits), interest expense and capital expenditures (net of export credit facilities), and excludes scheduled debt maturities as well as other cash collateral to be provided. As the company continues to resume guest cruise operations, it expects to incur incremental spend relating to bringing ships out of pause status, returning crew members to its ships and implementing enhanced health and safety protocols.

The phased resumption of the company's guest cruise operations continues to have a material impact on all aspects of its business, including the company’s liquidity, financial position and results of operations. The company expects a net loss on both a U.S. GAAP and adjusted basis for the third quarter 2021 and full year ending November 30, 2021.

Sustainability Update

Donald noted, “The 2030 sustainability goals and our aspirations for 2050 are an important next step in our journey and advance our ongoing efforts to establish a path to zero emission cruising over time.”

Throughout the pause in guest cruise operations, the company maintained focus on its Environmental, Social and Governance ("ESG") performance. As the company continues to work towards the broad restart of guest cruise operations, the company announced its 2030 sustainability goals and 2050 sustainability aspirations focusing strategically and holistically on enhancing its sustainable business model while reinforcing its commitment to and investment in sustainability solutions. The company's goals and aspirations incorporate six critical focus areas which are aligned with key United Nations Sustainable Development Goals:

•Climate action
•Circular economy
•Sustainable tourism
•Good health and well-being
•Diversity, equity and inclusion
•Biodiversity and conservation

In each focus area, the company has specified goals, targets and aspirations that guide its strategy to further strengthen the ESG performance of the organization. The company's climate actions align with the International Maritime Organization’s commitment to reduce carbon emission intensity 40% by 2030 and aspires to achieve net carbon neutral operations by 2050. The company remains focused on decarbonization by investing in the transition to alternative fuels and technologies, such as biofuels, large scale batteries and fuel cells. The company continues to set near-term goals to ensure its progress is tracking with its longer-term vision. For more detailed information on the company's 2030 goals and 2050 aspirations, see the company press release issued on June 22, 2021.

Other Recent Highlights

•Carnival Corporation’s Ethics and Compliance Program was one of five finalists for “Program of the Year” in Compliance Week’s 2021 Excellence in Compliance Awards. These awards recognize compliance programs, leaders and consultants for their outstanding performance in this critical field. The company's nomination for this award includes highlights and successes from its “Operations Oceans Alive” program.
•AIDA Cruises announced that Europe's largest shore power plant was officially inaugurated with one of its ships, AIDAsol. Establishing a shore power supply for cruise ships in Rostock-Warnemünde, Germany, is the result of a joint agreement between AIDA Cruises, the state government of Mecklenburg-Western Pomerania, the Hanseatic and University City of Rostock and Rostock Port.
•Carnival Corporation & plc was:
◦Awarded two Silver Anvils, the top PR award for campaigns by the Public Relations Society of America (PRSA) for its crisis work tied to COVID-19, as well as a Bronze Anvil and an award of excellence.
◦Recognized as one of the Best Companies for Latinos to Work by Latino Leaders Magazine, the only national magazine fully dedicated to showcasing and promoting leadership in the Latino community in the U.S.
◦Recognized on Forbes' annual listings of America's Best Large Employers of 2021 for the third time, Best Employers for Diversity for the second consecutive year and America's Best Employers for Women in 2020.
◦Named Glassdoor Employee's Choice Award winner, recognizing the company as one of the Best Places to Work in 2021.
◦Recognized for its commitment to corporate social responsibility leadership by Newsweek as one of America's Most Responsible Companies for 2021 for the second consecutive year.
◦Earned a perfect score on the Human Rights Campaign Foundation's 2021 Corporate Equality Index, designating the company as a Best Place to Work for LGBTQ Equality for the fifth consecutive year.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its business update. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Estimates of ship depreciable lives and residual values
•Booking levels	•Goodwill, ship and trademark fair values
•Occupancy	•Liquidity and credit ratings
•Interest, tax and fuel expenses	•Adjusted earnings per share
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Return to guest cruise operations
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations, which impacts our ability to obtain acceptable financing to fund resulting reductions in cash from operations. The current, and uncertain future, impact of the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, reputation, litigation, cash flows, liquidity, and stock price.
•As a result of the COVID-19 outbreak, we may be out of compliance with one or more maintenance covenants in certain of our debt facilities, with the next testing date of November 30, 2022.
•World events impacting the ability or desire of people to travel have and may continue to lead to a decline in demand for cruises.
•Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters have in the past and may, in the future, impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks, including the recent ransomware incidents, and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions)	2021	2020	2021	2020
Net income (loss)
U.S. GAAP net income (loss)	$(2,072)	$(4,374)	$(4,045)	$(5,155)
(Gains) losses on ship sales and impairments	36	1,953	39	2,882
Restructuring expenses	3	39	3	39
Other	(2)	—	13	3
Adjusted net income (loss)	$(2,036)	$(2,382)	$(3,990)	$(2,231)

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use adjusted net income (loss) as a non-GAAP financial measure of our cruise segments’ and the company’s financial performance. This non-GAAP financial measure is provided along with U.S. GAAP net income (loss).

We believe that gains and losses on ship sales, impairment charges, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss), and accordingly, we present adjusted net income (loss) excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.